Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Financial Statements as of March 31, 2022 and December 31, 2021 and for the Three Months Ended March 31, 2022 and 2021

COMERA LIFE SCIENCES, INC.

BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,863,101	$6,510,140
Accounts receivable	148,000	—
Due from related parties	165	286
Deferred offering costs	316,655	—
Prepaid expenses and other current assets	49,972	270,648

Total current assets	4,377,893	6,781,074
Restricted cash	50,000	50,000
Property and equipment, net	209,393	234,167
Right of use asset	291,156	320,373
Security deposit	32,200	32,200

Total assets	$4,960,642	$7,417,814

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$631,477	$416,941
Accrued expenses and other current liabilities	224,070	506,611
Deferred revenue	47,727	—
Lease liability - current	124,000	121,552

Total current liabilities	1,027,274	1,045,104
Lease liability - noncurrent	169,571	201,504

Total liabilities	1,196,845	1,246,608
Commitments and contingencies (Note 16)
Convertible preferred stock	20,857,453	20,857,453
Stockholders’ deficit:
Common stock, $0.001 par value; 20,000,000 shares authorized and 1,354,289 and 400,000 shares issued and outstanding, respectively	1,354	400
Additional paid-in capital	2,684,210	2,213,178
Accumulated deficit	(19,779,220)	(16,899,825)

Total stockholders’ deficit	(17,093,656)	(14,686,247)

Total liabilities, convertible preferred stock and stockholders’ deficit	$4,960,642	$7,417,814

The accompanying notes are an integral part of these condensed financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$95,334	$87,814
Cost of revenue	44,524	16,142
Operating expenses:
Research and development	487,217	319,074
General and administrative	2,016,245	446,402

Total operating expenses	2,503,462	765,476

Loss from operations	(2,452,652)	(693,804)
Other income (expense), net:
Gain on debt extinguishment	—	160,588
Interest expense	(77)	(189)
Other expense, net	(426,666)	—

Total other (expense) income, net	(426,743)	160,399

Net loss and comprehensive loss	$(2,879,395)	$(533,405)

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(3.09)	$(0.05)
Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	931,672	11,429,245

The accompanying notes are an integral part of these condensed financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ DEFICIT AND MEMBERS’ DEFICIT

(unaudited)

											Total Stockholders’ Deficit or Members’ Deficit
	Convertible								Additional
	Preferred Stock		Capital Units		Incentive Units		Common Stock		Paid-in	Accumulated
	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit
Balance as of December 31, 2021	13,802,758	$20,857,453	—	$—	—	$—	400,000	$400	$2,213,178	$(16,899,825)	$(14,686,247)
Exercise of stock options	—	—	—	—	—	—	954,289	954	428,476	—	429,430
Stock-based compensation expense	—	—	—	—	—	—	—	—	42,556	—	42,556
Net loss	—	—	—	—	—	—	—	—	—	(2,879,395)	(2,879,395)

Balance as of March 31, 2022	13,802,758	$20,857,453	—	$—	—	$—	1,354,289	$1,354	$2,684,210	$(19,779,220)	$(17,093,656)

Balance as of December 31, 2020	—	$—	9,429,006	$10,681,040	1,987,474	$—	—	$—	$918,922	$(11,448,047)	$151,915
Vesting of incentive units	—	—	—	—	25,416	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	13,878	—	13,878
Net loss	—	—	—	—	—	—	—	—	—	(533,405)	(533,405)

Balance as of March 31, 2021	—	$—	9,429,006	$10,681,040	2,012,890	$—	—	$—	$932,800	$(11,981,452)	$(367,612)

The accompanying notes are an integral part of these condensed financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,879,395)	$(533,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	42,556	13,878
Depreciation expense	24,774	22,326
Noncash lease expense	(268)	1
Gain on debt extinguishment	—	(160,588)
Changes in operating assets and liabilities:
Accounts receivable	(148,000)	109,868
Prepaid expenses and other current assets	220,676	11,639
Due from related parties	121	4,100
Accounts payable	123,024	75,539
Accrued expenses and other current liabilities	(300,767)	(5,185)
Deferred revenue	47,727	(28,949)

Net cash used in operating activities	(2,869,552)	(490,776)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	—	750,000
Deferred offering costs paid in cash	(206,917)	—
Proceeds from exercise of stock options	429,430	—

Net cash provided by financing activities	222,513	750,000

Net (decrease) increase in cash, cash equivalents and restricted cash	(2,647,039)	259,224
Cash, cash equivalents and restricted cash at beginning of period	6,560,140	180,427

Cash, cash equivalents, and restricted cash at end of period	$3,913,101	$439,651

Supplemental information:
Cash and cash equivalents	$3,863,101	$414,651
Restricted cash	50,000	25,000

Total cash, cash equivalents, and restricted cash shown in statements of cash flows	$3,913,101	$439,651

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$109,738	$—

The accompanying notes are an integral part of these condensed financial statements.

COMERA LIFE SCIENCES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Nature of the Business

Comera Life Sciences, Inc. (“Comera” or “Company”) was formed in the state of Delaware on January 2, 2014 as ReForm Biologics, LLC. On April 30, 2021, the Company completed a corporate reorganization and changed its name to ReForm Biologics, Inc. As part of the transaction, each issued and outstanding capital unit of the Company as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of the Company were cancelled. On January 7, 2022, the Company changed its name to Comera Life Sciences, Inc. to emphasize the Company’s vision of a compassionate new era in medicine. On May 19, 2022, Comera became a wholly-owned subsidiary of Comera Life Sciences Holdings, Inc.

Comera is a biotechnology company dedicated to promoting a compassionate new era in medicine. The Company applies a deep knowledge of formulation science and technology to transform essential biologic medicines from IV to subcutaneous (“SQ”) forms. This revolutionary technology provides patients and families with the freedom of self-injectable care, allowing them to realize the potential of these life changing therapies, and to unlock the vast potential of their own lives. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutics that incorporate the Company’s innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to the Company’s partners’ biologic medicines to deliver enhanced formulations that facilitate self-injectable care.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The condensed interim financial statements do not include all the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s audited financial statements and related notes for the year ended December 31, 2021 included in the definitive proxy/prospectus filed with the SEC on April 15, 2022.

The financial information as of March 31, 2022, and the three months ended March 31, 2022 and 2021, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for the fair presentation of financial position, results of operations, and cash flows at the dates and for the periods presented, have been included. The balance sheet data as of December 31, 2021 was derived from audited financial statements. The results of the Company’s operations for any interim periods are not necessarily indicative of the results that may be expected for any other interim period or for a full fiscal year.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, risks associated with completing preclinical studies and clinical trials, receiving regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Significant discovery, research and development efforts, including clinical testing and regulatory approval, are required prior to commercialization of any potential product candidates. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Through March 31, 2022, the Company has funded its operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock. The Company has incurred recurring losses since its inception, including a net loss of $2.9 million for the three months ended March 31, 2022. In addition, as of March 31, 2022, the Company had an accumulated deficit of $19.8 million. The Company expects to continue to generate operating losses for the near future. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company’s inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurance that the current operating plan will be achieved or that additional funding will be available on terms acceptable to the Company, or at all.

The Company does not believe the cash and cash equivalents on hand as of March 31, 2022 of $3.9 million will be sufficient to fund its operations and capital expenditure requirements for the next twelve months from the date the condensed interim financial statements are issued. The Company will be required to raise additional capital to continue to fund operations and capital expenditures. Such funding may not be available on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue operations or the Company may be required to delay, scale back or eliminate some or all of its ongoing research and development efforts and other operations. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. These uncertainties create substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed interim financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

The Company plans to continue to closely monitor the ongoing impact of the COVID-19 pandemic on the Company’s employees and other business operations. In an effort to provide a safe work environment for the Company’s employees, the Company has, among other things, limited employees in the Company’s office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in the Company’s offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for the Company’s employees present in the Company’s office and lab facilities. The Company is continuing to monitor the impact and effects of the COVID-19 pandemic and the Company’s response to it, and the Company expects to continue to take actions as may be required or recommended by government authorities or that are determined to be in the best interests of the Company’s employees and other business partners in light of the pandemic.

Summary of Significant Accounting Policies

The accounting policies of the Company are set forth in Note 2 to the audited financial statements included in the definitive proxy statement/prospectus filed with the SEC on April 15, 2022, and the accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies therein.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other third-party fees that are directly associated with the Business Combination (Note 17) which will be accounted for as a reverse recapitalization transaction.

Use of Estimates

The preparation of condensed interim financial statements in accordance with GAAP requires management to make estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the reported amounts of expenses during the reporting periods. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these condensed interim financial statements include, but are not limited to, the valuation of the Company’s common stock, capital and incentive units and stock-based compensation. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial statements and disclosures.

3. Fair Value of Financial Assets and Liabilities

As of March 31, 2022 and December 31 2021, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis. There were no assets or liabilities for which fair value was required to be disclosed. During the three months ended March 31, 2022, there were no transfers between Level 1, Level 2 and Level 3.

4. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	March 31,	December 31,
	2022	2021
Prepaid employee benefits	$16,645	$2,000
Prepaid insurance	14,587	—
Prepaid rent	12,550	—
Other	6,190	47,380
Contract assets	—	85,018
Insurance recovery receivable	—	136,250

Prepaid expenses and other current assets	$49,972	$270,648

5. Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31,	December 31,
	2022	2021
Lab equipment	$587,650	$587,650
Leasehold improvements	17,973	17,973
Computer equipment	21,747	21,747
Other equipment	9,411	9,411

	636,781	636,781
Less accumulated depreciation	(427,388)	(402,614)

Property and equipment, net	$209,393	$234,167

Depreciation expense for the three months ended March 31, 2022 and 2021 was $25 thousand and $22 thousand, respectively.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31,	December 31,
	2022	2021
Accrued bonus	$98,459	$349,000
Professional fees	78,956	123,756
Accrued vacation	35,804	25,945
Other	10,851	7,910

Accrued expenses and other current liabilities	$224,070	$506,611

7. Members’ Deficit and Corporate Reorganization

On April 30, 2021, the Company completed a reorganizational transaction (the “Corporate Reorganization”). As part of the Corporate Reorganization each issued and outstanding capital unit of ReForm Biologics, LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics, LLC were cancelled.

8. Convertible Preferred Stock

As of March 31, 2022, the authorized capital stock of the Company included 14,051,702 shares of $0.001 par value preferred stock, of which 9,429,006 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and 4,622,696 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”).

Convertible preferred stock consisted of the following as of March 31, 2022:

	Par Value	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Convertible Preferred Stock	$0.001	6,000,000	6,000,000	$2,972,028	$18,000,000	6,000,000
Series A-2 Convertible Preferred Stock	$0.001	1,266,667	1,266,667	$1,865,374	$3,800,001	1,266,667
Series A-3 Convertible Preferred Stock	$0.001	527,752	527,752	$1,416,519	$1,583,256	527,752
Series A-4 Convertible Preferred Stock	$0.001	1,016,669	1,016,669	$3,035,377	$3,050,007	1,016,669
Series A-5 Convertible Preferred Stock	$0.001	514,932	514,932	$1,329,024	$2,162,714	514,932
Series A-6 Convertible Preferred Stock	$0.001	102,986	102,986	$62,718	$144,180	102,986
Series B-1 Convertible Preferred Stock	$0.001	4,219,409	3,970,465	$9,352,627	$9,410,002	3,970,465
Series B-2 Convertible Preferred Stock	$0.001	403,287	403,287	$823,786	$766,245	403,287

		14,051,702	13,802,758	$20,857,453	$38,916,405	13,802,758

In April 2021, the Company issued 6,000,000, 1,266,667, 527,752, 1,016,669, 514,932, and 102,986 shares of Series A-1, A-2, A-3, A-4, A-5, and A-6 Preferred Stock, respectively. The Series A Preferred Stock was issued in settlement of previously outstanding capital units of ReForm Biologics, LLC as part of the Corporate Reorganization.

In connection with the Series B Preferred Stock Purchase Agreement dated May 26, 2021 (the “Series B Purchase Agreement”), the Company initially issued 2,240,507 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”) at an initial issuance price of $2.37 per share for total gross proceeds of $5.3 million. Concurrent with the issuance of these shares, the Company also issued 403,287 shares of Series B-2 preferred stock that were issued to settle the convertible notes that were issued to certain investors in January 2021. The Series B Purchase Agreement provided for the issuance of up to an additional 1,978,902 shares of Series B-1 Preferred Stock at the same terms to new investors. This provision does not create any enforceable rights or obligations related to the issuance of additional shares.

In a second closing associated with the Series B Purchase Agreement, during June 2021, the Company issued an additional 843,882 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.0 million. In a third closing associated with the Series B Purchase Agreement, during July 2021, the Company issued an additional 886,076 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.1 million.

As of March 31, 2022, the holders of the preferred stock have the following rights and preferences:

Voting Rights—

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Except for the actions requiring the approval or consent of the holders of preferred stock, the holders of preferred stock shall vote together with the holders of common stock and vote as a single class.

Dividends—

The holders of the preferred stock are entitled to receive dividends when, as and if declared by the Board. The Company may not pay any dividends on shares of common stock of the Company unless the holders of preferred stock also receive a corresponding dividend. As of March 31, 2022, no cash dividends have been declared or paid.

Liquidation Rights—

In the event of any voluntary or involuntary liquidation event, dissolution, winding up of the Company or upon the occurrence of certain events considered to be a deemed liquidation events, each holder of the then outstanding Series B Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders of the Series A Preferred Stock and common stock. After payments have been made in full to the holders of the Series B Preferred Stock, then, to the extent available, each holder of the then outstanding Series A Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders common stock. After payments have been made in full to the holders of the preferred stock, then, to the extent available, the remaining amounts will be distributed among the holders of the preferred stock and common stock, pro rata based on the number of shares held by each holder.

Conversion—

Each share of preferred stock is convertible into common stock, at any time, at the option of the holder, and without the payment of additional consideration, at the applicable conversion ratio then in effect for each series of preferred stock, initially set at the initial issuance price (i.e., one-for-one), and subject to adjustment in accordance with specified anti-dilution provisions. In addition, each share of preferred stock will be automatically converted into common stock at the applicable conversion ratio then in effect for each series of preferred stock upon the earlier of (i) a qualified initial public offering as defined, (ii) the closing of a business combination pursuant to which the Corporation is merged into, or otherwise combines with, a public company or a special purpose acquisition company listed on a “national securities exchange or (iii) upon a vote of the holders of a majority of the outstanding preferred stock.

The Company evaluated each series of its preferred stock and determined that each individual series is considered an equity host. In making this determination, the Company’s analysis followed the whole instrument approach which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the economic characteristics and risks of each series of preferred stock. More specifically, the Company evaluated all of the stated and implied substantive terms and features, including: (1) whether the preferred stock included redemption features, (2) how and when any redemption features could be exercised, (3) whether the holders of preferred stock were entitled to dividends, (4) the voting rights of the preferred stock and (5) the existence and nature of any conversion rights. As a result of the Company’s conclusion that the preferred stock represents an equity host, the conversion feature of all series of preferred stock is considered to be clearly and closely related to the associated preferred stock host instrument. Accordingly, the conversion feature of all series of preferred stock is not considered an embedded derivative that requires bifurcation.

Redemption—

The preferred stock is only redeemable upon the occurrence of certain deemed liquidation events, as discussed above. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring. Through March 31, 2022, the deemed liquidation events have not been considered probable of occurring, and therefore the preferred stock has not been accreted.

9. Common Stock

As of March 31, 2022, the authorized capital stock of the Company included 20,000,000 shares of common stock, $0.001 par value. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock entitles the holder to one vote, together with the holders of the preferred stock, on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the Board, if any, subject to the preferential dividend rights of the preferred stock. Through March 31, 2022, no cash dividends have been declared or paid.

As of March 31, 2022, the Company has reserved the following shares of common stock for future issuance:

Conversion of preferred stock	14,051,702
Exercise of outstanding stock options	2,467,418
Issuance under equity compensation plans	407,270

Total shares of authorized common stock reserved for future issuance	16,926,390

10. Stock-Based Compensation

2014 Restricted Unit Plan

On March 4, 2014, the Company established the 2014 Restricted Unit Plan (the “2014 Plan”). A total of 2,500,000 incentive units were authorized as part of the 2014 Plan, under which participants would receive membership interests in the Company. Under the terms of the 2014 Plan, Incentive Units could be granted to a participant by the Company’s board of directors. The strike price of the Incentive Units is determined by the Company’s board of directors at the time of grant. The Company has certain repurchase rights for issued Incentive Units in the event of termination of the participant’s employment or consulting relationship. The 2014 Plan was extinguished on April 30, 2021 as a result of the corporate reorganization.

2021 Stock Option and Grant Plan

On April 30, 2021, the Company established the 2021 Stock Option and Grant Plan (the “2021 Plan”), which provides for the Company to issue restricted stock awards, unrestricted stock awards and restricted stock units, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company’s employees, including officers. Restricted stock awards, unrestricted stock awards and restricted stock units and non-statutory stock options may be granted to employees, directors, consultants and key persons of the Company.

The total number of common shares authorized to be issued under the 2021 Plan was 4,228,977 shares as of March 31, 2022, of which 407,270 shares remained available for future grant.

Shares underlying awards that are forfeited, cancelled, reacquired by the Company prior to vesting, satisfied without the issuance of common stock, or are otherwise terminated under the 2021 Plan without having been fully exercised will be available for future awards.

Incentive Unit Valuation

Each Incentive Unit represents a non-voting equity interest in the Company that entitles the holder to a percentage of the profits and appreciation in the Company’s equity value arising after the date of grant and after such time as the strike price is met. Incentive Units are granted at no less than fair value on the date of grant as determined by the board of directors and typically vest over four years.

The Company measures and records the expense related to Incentive Units based on the fair value of those awards as determined on the date of grant. The Company used an option pricing model (OPM) to determine the total equity value of the Company at various dates and allocated that value to the outstanding Units, including Incentive Units. The OPM requires the use of subjective assumptions, which determine the fair value of equity-based awards, including the value of the Company’s equity, volatility, time to liquidity and risk-free rate. Once the enterprise value has been allocated to each class of Unit, the value attributed to the Incentive Units is then discounted for a lack of marketability. The Company and the board of directors considers changes in facts and circumstances between valuation dates to determine the fair value of Incentive Units on each date of grant.

Stock Option Valuation

The assumptions that the Company used to determine the grant-date fair value of stock options granted were as follows, presented on a weighted-average basis:

Three Months Ended March 31,
2022
Expected option life (years)	5.58
Risk-free interest rate	0.91%
Expected volatility	62.85%
Expected dividend yield	—%

Stock Option Activity

The following table summarizes the Company’s stock option activity for the three months ended March 31, 2022:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2021	3,488,407	$0.45		$—
Exercised	(954,289)	0.45		3.0
Cancelled or forfeited	(66,700)	0.45

Outstanding as of March 31, 2022	2,467,418	$0.45	9.23	$7.8

Exercisable as of March 31, 2022	1,237,344	$0.45	9.13	$3.9

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock.

As of March 31, 2022, total unrecognized compensation cost related to the unvested stock options was $526 thousand, which is expected to be recognized over a weighted-average period of 3.52 years.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows:

	Three Months Ended March 31,
	2022	2021
Cost of revenue	$414	$333
Research and development	3,980	8,763
General and administrative	38,162	4,782

Total stock-based compensation	$42,556	$13,878

11. Related Party Transactions

The Company provides administrative services to certain related parties that are affiliated entities through common equity ownership with financial and operational interests in the Company. During the three months ended March 31, 2022 and 2021, the Company recognized $1 thousand and $7 thousand as a reduction to general and administrative expense related to these contracts, respectively. As of March 31, 2022 and December 31 2021, the Company had an immaterial amount of receivables related to these arrangements.

12. Concentrations of Risk

The Company has certain customers whose revenue individually represented 10% or more of the Company’s total revenue or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable.

For the three months ended March 31, 2022 and 2021, three and one customers accounted for all revenue recognized in the period, respectively.

As of March 31, 2022, two customers accounted for 100% of accounts receivable. There were no accounts receivables recorded as of December 31, 2021.

13. Note Payable

On April 24, 2020, the Company executed a promissory note pursuant to which it received proceeds of $161 thousand under the Paycheck Protection Program. The program was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered by the U.S. Small Business Administration.

The note had a two-year term, accrued interest at the rate of 1.0% per annum, and was prepayable at any time without payment of any premium. No payments of principal or interest were due during the six-month period beginning on the date of the note. The Paycheck Protection Program Flexibility Act of 2020 extended the deferral period for borrower payments of principal, interest, and fees on the note to the date of the U.S. Small Business Administration forgiveness.

Under the terms of the program, the Company could apply for and be granted forgiveness for all or a portion of the loan, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent and utilities. The Company applied for forgiveness on November 23, 2020. On January 7, 2021, the Company received notice that the forgiveness had been approved and recorded a gain on extinguishment in the amount of $161 thousand.

14. Income Taxes

The Company had no income tax expense due to operating losses incurred for the three months ended March 31, 2022 and 2021.

Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of March 31, 2022.

The Company applies ASC 740, Income Taxes, for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. A full valuation allowance has been provided against the Company’s deferred tax assets, so that the effect of the unrecognized tax benefits is to reduce the gross amount of the deferred tax asset and the corresponding valuation allowance. The Company has no material uncertain tax positions as of March 31, 2022. The Company has never been examined by the Internal Revenue Service, or any other jurisdiction, for any tax years and, as such, all years within the applicable statutes of limitations are potentially subject to audit.

15. Net Loss per Share or Unit – Basic and Diluted

For the three months ended March 31, 2022 and 2021, basic net loss per share or unit was computed by dividing the net loss attributable to common stockholders or unit holders by the weighted average number of common shares or member units outstanding. Prior to April 30, 2021, undistributed losses were allocated equally to each class of member units, including vested incentive units, since they share equally in the residual net assets of the Company upon liquidation, subject to their different distribution participation rights. Subsequent to April 30, 2021, the Company did not have any participating securities as the convertible preferred stock is not required to share in the losses of the Company.

For the three months ended March 31, 2022 and 2021, diluted net loss per share or unit is the same as basic net loss per share or unit since the effect of considering unvested incentive units, stock options, and convertible preferred stock in the calculation would be anti-dilutive.

The following potentially dilutive common stock or member unit equivalents, presented based on amounts outstanding at each period end, were excluded from the computation of diluted net loss per share or unit because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2022	2021
Options to purchase common stock	2,467,418	—
Unvested incentive units	—	400,119
Convertible preferred stock (as converted to common stock)	13,802,758	—

The following table sets forth the calculation of basic and diluted net loss per share or unit:

	Three Months Ended March 31,
	2022	2021
Net loss available to common stockholders or members — basic and diluted	$(2,879,395)	$(533,405)

Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	931,672	11,429,245

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(3.09)	$(0.05)

16. Commitments and Contingencies

Leases

On March 8, 2018, the Company entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts (the “Woburn Lease”). The Woburn Lease required monthly lease payments as well as payment of a proportional share of operating costs. On March 10, 2021, the Company extended the Woburn Lease through June 30, 2024 at a monthly lease payment of $12 thousand. On March 4, 2022, the Company executed the first amendment to the Woburn Lease (the “Amendment”) which will increase the size of the leased office and laboratory space and increase the monthly lease payments to $18 thousand, subject to annual increases beginning in November 2022 based on the consumer price index. As of March 31, 2022, the additional leased space is occupied by another tenant and therefore the Company has not yet taken possession of the new space.

The maturities and balance sheet presentation under all non-cancelable operating leases as of March 31, 2022, are as follows (excluding the leased space not yet occupied by the Company):

Operating Leases
Maturity of lease liabilities
2022 (remaining 9 months)	$107,253
2023	143,004
2024	71,502

Total lease liabilities	321,759
Less imputed interest	(28,188)

Present value of operating lease liability as of March 31, 2022	$293,571

Reported as of March 31, 2022
Lease liabilities — current	$124,000
Lease liabilities — noncurrent	169,571

$293,571

As of March 31, 2022, the Company maintained a Right-Of-Use asset with a corresponding operating lease liability of approximately $294 thousand, based on the present value of the minimum rental payments in accordance with ASC 842, Leases. As the Company’s lease does not provide an implicit rate, the Company estimated its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments. The weighted average discount rate used for leases as of March 31, 2022 is 8.0%. The weighted average lease term as of March 31, 2022 is 2.25 years. During the three months ended March 31, 2022 and 2021 operating cash flows used for operating leases was $36 thousand and $32 thousand, respectively. During the three months ended March 31, 2022 and 2021, lease cost was $36 thousand and $34 thousand, respectively.

Amounts included in restricted cash as of March 31, 2022 and December 31, 2021 consist of cash held to collateralize a letter of credit issued as a security deposit in connection with the Company’s lease on its corporate facility and for certain credit cards.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings as of March 31, 2022, and, to the best of the Company’s knowledge, no material legal proceedings are currently pending or threatened.

Indemnification Agreements

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to the agreements, the Company agrees to indemnify, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third-party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Through March 31, 2022, the Company had not experienced any losses related to these indemnification agreements and no material claims were outstanding.

Other Matters

In February 2022, the Company determined it was affected by a business email compromise fraud which resulted in a diversion of the Company’s capital to unknown parties. This incident led to a loss of $136 thousand of cash for the year ended December 31, 2021 which was recorded as other expense, net in the Company’s statements of operations and comprehensive loss. During the three months ended March 31, 2022, an additional $590 thousand of cash was lost through the same incident. The Company implemented a variety of measures to further enhance its cybersecurity protections and minimize the impact of any future cyber incidents. The Company has insurance related to this event and has recovered $300 thousand of losses in total. As of and for the year ended December 31, 2021, the Company recorded a $136 thousand insurance recovery receivable within prepaid expenses and other current assets in the Company’s balance sheet and a corresponding recovery of losses which offset the loss within other expense, net in the Company’s statement of operations and comprehensive loss since the recovery of losses was considered probable. During the three months ended March 31, 2022, the Company recognized a loss of $590 thousand within other expense, net which was partially offset by the remaining $164 thousand of insurance proceeds, for a net loss of $426 thousand recognized within other expense, net.

17. Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of March 31, 2022 through May 25, 2022, the date the condensed interim financial statements were issued, to ensure that these condensed interim financial statements include appropriate disclosure of events both recognized in the financial statements as of March 31, 2022, and events which occurred subsequently but were not recognized in the condensed interim financial statements. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within the condensed interim financial statements.

(a)	Stock-based Compensation Activity

Through the date the financial statements were issued, the Company has issued 842,232 shares of common stock in connection with exercises of stock options for gross proceeds of $379 thousand.

(b)	Business Combination

On January 31, 2022, Comera, OTR Acquisition Corp., a Delaware corporation (“OTR”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation (“Comera Merger Sub”) and CLS Sub Merger 2 Corp., a Delaware corporation (“OTR Merger Sub”), entered into an agreement and plan of merger (the “Business Combination Agreement”), pursuant to which (i) Comera Merger Sub will be merged with and into Comera (the “Comera Merger”), with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the consummation of the Comera Merger, OTR Merger Sub will be merged with and into OTR (the “OTR Merger”), with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Comera Merger and OTR Merger and the other transactions which closed on May 19, 2022.

Immediately prior to the Comera Merger, each share of Comera Preferred Stock that was issued and outstanding immediately prior to the Comera Merger was converted into an equal number of shares of Comera Common Stock (the “Conversion”). Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger were canceled and converted into the right to receive common stock of Holdco (the “Holdco Common Stock” or “Comera Consideration”) and the portion of the Earn-Out Shares (defined below), if released from escrow in accordance with the Business Combination Agreement. Each stock option outstanding immediately prior to the Comera Merger was canceled and converted into the right to receive the number of shares of Holdco Common Stock or options to purchase Holdco Common Stock in accordance with the Business Combination Agreement (together with the Comera Consideration, the “Aggregate Comera Consideration”).

In addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the Company’s stockholders, Holdco placed 3,150,000 shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow. If, at any time prior to the second anniversary of the merger, the volume-weighted-average-price of Holdco Common Stock shall be equal to or greater than $12.50 for twenty trading days within a thirty-trading day period, then the Earn-Out Shares will be delivered to the Company’s stockholders in accordance with the Business Combination Agreement.

The Business Combination was accounted for as a reverse recapitalization because Comera has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. Under the reverse recapitalization model, the Business Combination was treated as Comera issuing equity for the net assets of OTR, with no goodwill or intangible assets recorded. As of March 31, 2022, the Company’s balance sheet reflected $317 thousand of deferred offering costs associated with the reverse recapitalization transaction.

(c)	Settlement and Release Agreement

On May 19, 2022, OTR, Comera, Holdco and Maxim Group LLC entered into a Settlement and Release Agreement (“Settlement Agreement”) pursuant to which OTR, Comera, Holdco and Maxim agreed, among other things that (1) all deferred underwriting fees owed to Maxim pursuant to the underwriting agreement between OTR and Maxim dated November 17, 2020 (the “Underwriting Agreement”) would be satisfied by the issuance by Holdco to Maxim of shares of Holdco Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) equal in value to $3,395,389; (2) Maxim would waive its right of first refusal contained in the Underwriting Agreement to act for OTR, or any successor, in future public and private offerings; (3) certain fees owed to Maxim under the advisory agreement between Comera and Maxim, dated October 13, 2020, as amended on August 16, 2021 and January 25, 2022 (the “Comera Advisory Agreement”) would be satisfied by the issuance by Holdco to Maxim of Holdco Series A Preferred Stock equal in value to $910,000; (4) Maxim would invest $1.0 million in a private placement of Holdco Common Stock (the “Maxim Private Placement”) at a value of $10.25 per share, which shares would receive certain registration rights under a separate registration rights agreement, (5) the shares of Holdco Common Stock issued to Maxim as a success fee for the Business Combination under the Comera Advisory Agreement which were previously registered in the registration statement on Form S-4 to which the proxy statement/prospectus formed a part (the “Registration Statement”), would be unrestricted and freely tradable; and (6) certain of Maxim’s rights to fees for transactions and financings consummated after the Business Combination would be limited to transactions and financings with four specified counterparties previously introduced by Maxim.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination and to Holdco following the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes included in the definitive proxy statement/prospectus filed with the SEC on April 15, 2022 and unaudited interim condensed financial statements and related notes appearing elsewhere in this filing. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward- looking statements that involve risks, uncertainties and assumptions. You should read the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from IV to SQ forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self- injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutic product candidates using its innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to our partners’ biologic medicines to deliver enhanced SQ formulations.

SQore™ Platform

Comera’s SQore™ platform, supported by an extensive patent portfolio and encompassing years of development and experience, is designed to enable the conversion of IV biologics to SQ versions. We believe that our team of experienced scientists includes industry-leading experts in polymer engineering and interfacial dynamics who are inventors on dozens of patents and have published widely cited research in their fields. This expertise complements our solid grounding in traditional protein chemistry. Our combined polymer and small molecule capability allows us to leverage a mechanistic understanding of protein-protein and protein-solvent interactions to tailor excipient selection for specific formulation needs. This scientific foundation supports the SQore™ platform for our formulation work. Based on this platform, our technology has the potential to lower healthcare costs, increase patient compliance and enhance patient lives – all major factors which we believe will help set Comera apart from its peers in the years ahead.

Liquidity

Since our inception, we have incurred significant operating losses. We do not have any products approved for sale and have not generated any revenue from product sales. Through March 31, 2022, we have generated revenue from research agreements with various partners. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual licensing and/or commercialization of one or more of our current or future pipeline programs as well as continued successful execution of pharmaceutical research collaborations and subsequent execution of collaboration programs. Our net loss was $2.9 million for the three months ended March 31, 2022. As of March 31, 2022, we had an accumulated deficit of $19.8 million. We expect to continue to incur significant expenses for at least the next several years as we continue to develop our technology platform and conduct research and development activities on our pipeline programs. In addition, we expect our expenses to significantly increase as our pipeline programs advance into clinical development and eventual regulatory approval stages. If we obtain marketing approval for any of our pipeline programs, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from partner research arrangements or product licensing and/or product sales, if ever, we expect to finance our operations with proceeds from outside sources. We may be unable to raise additional funds or enter into other financing agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of our pipeline programs or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

We plan to continue to closely monitor the ongoing impact of the COVID-19 pandemic on our employees and our other business operations. In an effort to provide a safe work environment for our employees, we have, among other things, limited employees in our office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in our offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for our employees present in our office and lab facilities. We continue to monitor the impact and effects of the COVID-19 pandemic and our response to it, and we expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and other business partners in light of the pandemic.

Recent Developments

On January 7, 2022, we changed our name to Comera Life Sciences, Inc. from ReForm Biologics, Inc. to emphasize our vision of a compassionate new era in medicine.

On April 30, 2021, we completed a corporate reorganization to convert from a limited liability company to a corporation. As part of the transaction each issued and outstanding capital unit of ReForm Biologics LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics LLC were cancelled. The financial statements as of December 31, 2021 and for the year then ended reflects the exchange of capital units to convertible preferred stock.

Business Combination Transaction

See the section entitled “Prospectus Summary – The Business Combination” for information regarding the Business Combination.

Financial Overview

Revenue

Through March 31, 2022, we have generated revenue from research agreements with various partners. These arrangements generally represent formulation development collaborations with rights to negotiate product-specific licenses for a broad spectrum of protein-based therapeutics. Initially, arrangements have provided compensation for research efforts. The arrangements also provide that if the research efforts are successful, additional development and commercialization arrangements may be separately negotiated and executed, which may include upfront payments, milestones, and royalties on commercial sales. We generally expect revenue to increase as we execute additional research agreements and as planned development and collaboration arrangements are executed.

We have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the near future. If development efforts for our pipeline programs are successful and result in regulatory approval, we may generate product revenue in the future.

Cost of Revenue

Cost of revenue generally consists of personnel expenses (comprised of salaries, bonuses, employee benefits and stock-based compensation expenses), and direct materials costs, third-party laboratory costs, and other costs necessary to complete the research arrangements. In addition, costs include allocated depreciation of laboratory equipment and amortization of leasehold improvements, and certain overhead expenses including facilities costs. Costs associated with revenue are recorded as the research is performed. We generally expect cost of revenue to increase as revenue increases, however margin on our customer contracts may vary widely.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the enhancement of our product platform and with the discovery and development of our pipeline programs. We expense research and development costs as incurred. These expenses include:

•

expenses incurred under agreements with contract research organizations, and contract manufacturing organizations, as well as consultants that conduct research and development activities on our behalf;

•	employee-related expenses, including salaries, related benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

•	costs related to compliance with regulatory requirements; and

•	allocated facilities costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

Research and development activities are central to our business model. Current activities primarily relate to the enhancement of our SQore technology platform and research activities in support of partner programs, as well as initiation of formulation development work and manufacturing activities for our pipeline programs. We expect that our research and development expenses will increase substantially over the next several years including increased costs related to the development of pipeline programs, particularly as we increase personnel costs, including stock-based compensation, contractor costs and facilities costs and direct costs paid to contract research, development, and manufacturing organizations to conduct pipeline research and development activities on our behalf. In addition, if we elect to in-license or otherwise acquire additional pipeline products or additional intellectual property, we will also incur additional expenses which may include upfront, milestone and royalty payments payable to third parties.

The successful discovery, development and commercialization of our pipeline programs is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the discovery or development of any of our potential pipeline programs or when, if ever, material net cash inflows may commence from any of our pipeline programs.

Our research and development expenses are not currently tracked on a program-by-program basis. Our research and development expenses consist primarily of external costs, such as fees paid to outside consultants, contract research organizations, contract manufacturing organizations, and central laboratories, and internal costs such as employee costs and facility expenses, including depreciation or other indirect costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, related benefits, travel and stock-based compensation expense for personnel in executive, finance and administrative functions. General and administrative expenses also include professional fees for legal, consulting, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities. We also anticipate that we will incur increased accounting, audit, legal, regulatory, and compliance, costs as we continue to grow our operations. We anticipate the additional costs for these services will substantially increase our general and administrative expenses. Additionally, if and when we believe a regulatory approval of a pipeline programs appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our pipeline programs.

Other Income (Expense), Net

For the three months ended March 31, 2022, total other expense, net is primarily comprised of a $590 thousand loss from payments related to a business email compromise fraud which resulted in a diversion of the Company’s capital to unknown parties which was partially offset by $164 thousand of insurance proceeds for a net loss of $426 thousand.

For the three months ended March 31, 2021, total other income, net primarily consisted of a $161 thousand gain on debt extinguishment resulting from forgiveness of the Company’s notes payable issued under the Paycheck Protection Program which was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered by the U.S. Small Business Administration.

Results of Operations

Comparison of the three months ended March 31, 2022 and 2021

The following table summarizes our results of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Change
	2022	2021	Dollar	Percentage
Revenue	$95,334	$87,814	$7,520	9%
Cost of revenue	44,524	16,142	28,382	176%
Operating expenses
Research and development	487,217	319,074	168,143	53%
General and administrative	2,016,245	446,402	1,886,498	423%

Total operating expenses	2,503,462	765,476	2,054,641	268%

Loss from operations	(2,452,652)	(693,804)	(2,075,503)	299%

Other (expense) income, net	(426,743)	160,399	(587,142)	(366)%

Net loss and comprehensive loss	$(2,879,395)	$(533,405)	$(2,662,645)	499%

Revenue

Revenue was $95 thousand for the three months ended March 31, 2022, compared to $88 thousand for the three months ended March 31, 2021. The increase of $7 thousand was primarily related to an increase in research activities performed under customer contracts during the three months ended March 31, 2022.

Cost of Revenue

Cost of revenue was $45 thousand for the three months ended March 31, 2022, compared to $16 thousand for the three months ended March 31, 2021. The increase of $28 thousand is primarily related to higher direct labor costs incurred during the three months ended March 31, 2022, due to an increase in research activities performed under customer contracts.

Research and Development Expenses

The following table summarizes our research and development expenses for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Change
	2022	2021	Dollar	Percentage
Employee related	$242,112	$199,754	$42,358	21%
Lab supplies and materials	187,311	40,520	146,791	362%
Occupancy and facility related	34,953	34,199	754	2%
Other	22,841	44,601	(21,760)	(49)%

Total research and development expense	$487,217	$319,074	$168,143	53%

Research and development expenses were $487 thousand for the three months ended March 31, 2022, compared to $319 thousand for the three months ended March 31, 2021. The increase of $168 thousand is primarily related to higher lab supplies and materials, as well as an increase in employee related expenses. The increase in lab supplies and materials is primarily associated with an increase in research activities in the three months ended March 31, 2022 as compared to the three months ended March 31, 2021 as the Company continues to develop their platform. The increase in employee related expenses is due to an increase in salaries and related benefits.

General and Administrative Expenses

General and administrative expenses were $2.0 million for the three months ended March 31, 2022, compared to $446 thousand for the three months ended March 31, 2021. The increase of $1.6 million is primarily related to an increase in transaction costs and administrative costs to support the Company’s planned growth, including increases in consulting fees of $533 thousand, accounting fees of $421 thousand, legal fees of $193 thousand, and patent fees of $52 thousand, and an increase in salaries and stock-based compensation expense of $285 thousand.

Other Income (Expense), Net

For the three months ended March 31, 2022, total other expense, net is primarily comprised of a $590 thousand loss from payments related to a business email compromise fraud which resulted in a diversion of the Company’s capital to unknown parties which was partially offset by $164 thousand of insurance proceeds for a net loss of $426 thousand.

For the three months ended March 31, 2021, total other income, net primarily consisted of a $161 thousand gain on debt extinguishment resulting from forgiveness of the Company’s notes payable issued under the Paycheck Protection Program which was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered by the U.S. Small Business Administration.

Liquidity and Capital Resources

Since our inception, we have not generated sufficient revenue to support our operations and have incurred significant operating losses and negative cash flows from our operations. We have historically funded our operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock.

Cash Flows

The following table summarizes our cash flows for each of the three-month periods presented:

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(2,869,552)	$(490,776)
Net cash provided by financing activities	222,513	750,000

Net (decrease) increase in cash, cash equivalents and restricted cash	$(2,647,039)	$259,224

Operating Activities

During the three months ended March 31, 2022, net cash used in operating activities was $2.9 million and is primarily related to funding our net loss of $2.9 million.

During the three months ended March 31, 2021, net cash used in operating activities was $491 thousand and is primarily related to funding our net loss of $533 thousand and non-cash income associated with a gain on debt extinguishment of $161 thousand, and partially offset by cash inflows from changes in operating assets and liabilities of $167 thousand.

Investing Activities

The Company did not have any investing activities during the three months ended March 31, 2022 or 2021.

Financing Activities

Financing activities during the three months ended March 31, 2022 relates to $429 thousand from the exercise of stock options, offset by $207 thousand of deferred offering costs paid during the period.

Financing activities during the three months ended March 31, 2021 relates to the issuance of convertible notes.

Funding Requirements

The Company does not believe the cash and cash equivalents on hand as of March 31, 2022 of $3.9 million will be sufficient to fund its operations and capital expenditure requirements for the next twelve months from the date the condensed interim financial statements are issued. Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaboration agreements, government and other third-party funding, strategic alliances, licensing arrangements or marketing and distribution arrangements. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, pipeline programs or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or pipeline programs that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We have entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts. We executed an extension to the lease on March 10, 2021, which extended the lease through June 2024. On March 4, 2022, we executed the first amendment to the lease agreement which granted us additional leased space. As of March 31, 2022, the Company has not yet taken possession of the additional leased space, as it is occupied by another tenant. Once the Company has taken possession of the space, the monthly rent will be approximately $18 thousand. Until such time, monthly rent continues to be $12 thousand.

We enter into contracts in the normal course of business with contract research organizations, contract manufacturing organizations and other third parties for clinical trials, testing and manufacturing services. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. We measure stock options and other equity-based awards granted based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. We have only issued equity-based awards with service-based vesting conditions and record the expense for these awards using the straight-line method.

Prior to April 30, 2021, we were organized as a limited liability company and issued incentive units. On April 30, 2021, we completed a series of reorganizational transactions. As part of the transactions each previously outstanding incentive unit of Reform Biologics LLC was cancelled and options to purchase common stock of Reform Biologics, Inc. were issued. If outstanding incentive units were subject to vesting at the time of the reorganization, then the options issued by Reform Biologics, Inc. were subject to continued vesting pursuant to the same terms.

We estimate the fair value of each incentive unit utilizing an option pricing model and stock option grant using the Black-Scholes option-pricing model, which uses as inputs the estimated fair value the underlying equity and assumptions we make for the volatility of our equity, the expected term of our equity awards, the risk-free interest rate for a period that approximates the expected term of our equity awards and our expected dividend yield.

We determined the assumptions for the Black-Scholes option-pricing model as discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

•	Fair Value of Our Equity. Our equity was not publicly traded, and therefore we estimated the fair value of our equity, as discussed in “Determination of the Fair Value of Common Stock” below.

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Expected Term. The expected term represents the period that the awards are expected to be outstanding. The expected term of awards granted has been determined using the simplified method, which uses the midpoint between the vesting date and the contractual term.

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Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the equity-based award’s expected term.

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Expected Volatility. Because we do not have a trading history of our equity, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the awards.

•	Dividend Rate. The expected dividend is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

Determination of the Fair Value of Common Stock

As there has been no public market for our equity to date, the estimated fair value of our equity has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of Comera Common Stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Once a public trading market for Comera Common Stock has been established, it will no longer be necessary for our board of directors to estimate the fair market value of Comera Common Stock in connection with our accounting for granted equity awards.

For financial reporting purposes, we performed valuations, with the assistance of a third-party specialist, at various dates. In conducting the valuations, our board of directors, with input from management, considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

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the prices at which we sold preferred stock and the superior rights and preferences of the capital units or preferred stock relative to our incentive units or Comera Common Stock at the time of each grant;

•	the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our pipeline programs;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our equity;

•	the likelihood of achieving a liquidity event or a sale of our company in light of prevailing market conditions; and

•	the analysis the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

The dates of our valuations have not always coincided with the dates of our stock option grants. In determining the fair value of the shares underlying options set forth in the table above, we considered, among other things, the most recent contemporaneous valuations of our ordinary shares and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included our stage of development and commercialization and our business strategy, our operating and financial performance and current business conditions.

Our valuations were prepared using the option-pricing method, or OPM, which treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The future value of the common stock is discounted back to the valuation date at an appropriate risk- adjusted discount rate and probability weighted to arrive at an indication of value for the common stock.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

As of March 31, 2022, we had cash, cash equivalents, and restricted cash of $3.9 million. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material impact on our cash, cash equivalents, and restricted cash, financial position or results of operations.

Foreign Currency Exchange Risk

We are not exposed to significant foreign exchange rate risk. Our headquarters are located in the United States, where the majority of our general and administrative expenses and research and development costs are incurred in U.S. dollars. A limited amount of our contracts may be denominated in foreign currencies. We believe that a 10% change in the foreign currency exchange rates would not have a material impact on our financial position or results of operations.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2.